                                         EXHIBIT 99.2

                             PRESS RELEASE DATED FEBRUARY 9, 1998

                           [Shopping.com Letterhead]


FOR IMMEDIATE RELEASE...

         SHOPPING.COM ENTERS $120 BILLION A YEAR AUTOMOTIVE AFTER-MARKET

  -Shopping.com signs agreement with auto parts look-up software manufacturer-

CORONA DEL MAR, Calif. - (February 9, 1998) - Shopping.com (OTC:IBUY), a growing online retailer of a low priced and broad mix of consumer products, announced today that it has signed an agreement with Profit Pro, Inc. for the use of Profit Pro's cataloging software which will look up auto parts on Shopping.com's website. This software will allow web shoppers to search for an auto part and receive a part number with a price. This software will be available to Shopping.com customers as soon as the software customization process is completed.

"We are pleased to be a part of the $120 billion automotive after-market as the agreement with Profit Pro Inc. gives our customers the convenience of shopping for their auto parts on-line without the hassle of calling or driving around to parts' stores and enforces our goal of being a one-stop online shopping center to Web consumers. We will continue to expand and strengthen our relationships with vendors like Profit Pro Inc. to offer even a larger selection of merchandise," stated Bob McNulty, Chief Executive Officer at Shopping.com.

ABOUT SHOPPING.COM
Shopping.com, headquartered in Corona del Mar, CA, is a growing online retailer offering a large selection of top brand name consumer products organized by category and targets both the consumer and commercial markets. Utilizing state-of-the-art proprietary systems technology, Shopping.com offers Internet shoppers over one million products, ranging from computers, books and office supplies to Cds, with low prices and fast delivery using direct vendor shipping, secure on-line payment protection and e-mail services to provide a user-friendly web shopping experience. Visit Shopping.com's Superstore website at WWW.SHOPPING.COM.

For further information contact: Dr. Olden Forces, Chief Knowledge and Research Officer, (714) 640- 4393, oforbes@shopping.com or Brenda Eames, Investor Relations (310) 796-0229, i3com@aol.com.